SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  June 26, 2003

EarthShell Corporation

(Exact name of registrant as specified in charter)

Delaware	333-13287	77-0322379
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

800 Miramonte Drive
Santa Barbara, California 93109		90245
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (805) 897-2248

(Former name or former address, if changed since last report)

Item 4.  Changes in Registrant’s Certifying Accountant.

                On June 26, 2003, EarthShell Corporation (the “Company”) received a letter from Deloitte and Touche LLP (“Deloitte & Touche”) resigning as the Company’s independent public accountants. The Company is currently interviewing accounting firms and expects to engage a replacement firm within the next few weeks.

                Deloitte & Touche’s audit reports on the Company’s financial statements for fiscal years ended December 31, 2002 and 2001 (the “Reports”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except that such reports contained an explanatory paragraph concerning the Company’s ability to continue as a going concern.

                During the years ended December 31, 2002 and  2001 and through June 26, 2003, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche would have caused it to make reference to the subject matter of such disagreements in connection with its Reports; and there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K except with respect to the year ended December 31, 2002, as to which Deloitte & Touche sent a letter to the Company’s Audit Committee during the last week in June in conjunction with its resignation, which letter was backdated to April 29, 2003, advising the Audit Committee of  four reportable conditions in the Company’s internal controls noted during the course of the audit for the year ended December 31, 2002, as follows: (1) a formal process to close accounting periods prior to the production of financial information did not exist, (2) some of the accounting records maintained by the Company did not adequately support amounts recorded in the financial statements, (3) purchase cutoff procedures were inadequate, and (4) the Company’s accounting personnel did not have the appropriate qualifications and training to fulfill their assigned functions.

                While the Company believes that certain of the matters reported to the Audit Committee by Deloitte & Touche regarding the year ended December 31, 2002 are untimely, overstated, or inaccurate, it believes that each of the issues raised has already been addressed to the satisfaction of the Audit Committee.

                The Company has provided a copy of this disclosure to Deloitte & Touche and requested that Deloitte & Touche provide a letter addressed to the Securities and Exchange Commission stating whether Deloitte & Touche agrees with the above statements and, if not, stating the respects in which Deloitte & Touche does not agree.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 3, 2003

EARTHSHELL CORPORATION

By:	/s/ D. Scott Houston
Name: D. Scott Houston
Title: Chief Financial Officer